Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul M. Feeney
Executive Vice President, Finance and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP Industries Inc. Agrees to Repurchase Shares from KSA Capital Management, LLC

Daniel Khoshaba Steps Down from the Board of Directors

SOUTH HACKENSACK, N.J. and NEW YORK, N.Y., August 5, 2010. AEP Industries Inc. (Nasdaq: AEPI, the “Company”) and KSA Capital Management, LLC (“KSA Capital”) today announced they have entered into an agreement whereby the Company will repurchase 400,476 shares of its common stock (or approximately 6.0% of the outstanding) from investment funds affiliated with KSA Capital in a privately negotiated transaction at an aggregate purchase price of $10.92 million, or approximately $27.26 per share, plus brokerage commissions. The purchase price per share represents a discount of 4.8% to yesterday’s closing price of the Company’s common stock.

The repurchase, which is expected to close in the next several days, will reduce KSA Capital’s beneficial ownership of the Company’s common stock from approximately 20.3% to approximately 15.2% (after giving effect to the share repurchase). KSA Capital and its affiliates have agreed to continue their existing standstill restrictions, and to not purchase additional shares of the Company, through the Company’s 2011 Annual Meeting of Stockholders.

The Company also announced that, effective upon the purchase of KSA Capital’s shares, Mr. Daniel Khoshaba, the managing member of KSA Capital, will resign from the Board of Directors of the Company because he determined that his responsibilities to the investors in KSA Capital may create a potential conflict with his responsibilities as a director of the Company.

Brendan Barba, Chairman and Chief Executive Officer of the Company, commented, “Over the last several months, Mr. Khoshaba has been a valuable member of AEP Industries’ Board of Directors and we appreciate his contribution to the Company.”

Daniel Khoshaba, the managing member of KSA Capital, commented, “KSA Capital believes in the long term value of AEP Industries and we are excited about its future prospects.”

The Company’s Board of Directors authorized a $6.5 million increase to its previously-announced $10 million stock repurchase program to allow for the repurchase of shares from KSA Capital. After giving effect to the repurchase of KSA Capital’s shares and previous repurchases made under the stock repurchase program, the Company will have repurchased approximately $15.7 million under the program.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, resin availability, new operating system, cash flow guidance and market conditions, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2009 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

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